Exhibit 4.14

FIFTH AMENDMENT TO LETTER

LOAN AGREEMENT

This Fifth Amendment to Letter Loan Agreement ("Fifth Amendment") is made and entered into effective as of October31, 2011, by and between FIRST STREET HOSPITAL, L.P., a Texas limited partnership (the "Borrower"), and THE BANK OF RIVER OAKS (the "Lender").

RECITALS:

A.           Borrower and Lender have previously executed a Letter Loan Agreement (the "Loan Agreement") dated January 8, 2008, covering financial arrangements between Borrower and Lender as contained therein.

B.           Borrower and Lender have previously modified the terms and provisions of the Loan Agreement by instruments dated June 1, 2008, January 8, 2009, January 8, 2010, and January 8, 2011, to which reference is hereby made for all purposes, and which instruments are included in all references to the Loan Agreement.

C.           Borrower and Lender have agreed to modify certain provisions of the Loan Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

1.          Recitals, Definitions and References. The foregoing recitations are true and correct. Each of the terms used herein, which are not otherwise defined or modified but which are defined in the Loan Agreement, shall have the meaning therein ascribed to them.

2.          Modification of Loan Agreement. Section 15 of the Loan Agreement is modified in its entirety to read as follows:

15.         Reporting Requirements. Until the Loan and all other obligations and liabilities of Borrower under the Loan Agreement and the other Loan Documents are fully paid and satisfied, Borrower, FIRST SURGICAL WOODLANDS, L.P., a Texas limited partnership ("FSW"), FIRST SURGICAL PARTNERS, INC., a Texas corporation ("FSP"), FIRST STREET SURGICAL CENTER, L.P., a Texas limited partnership ("FSSC"), and each Guarantor to the extent that the stated action or information relates to such Guarantor, will, unless Lender shall otherwise consent in writing, furnish to Lender:

(a)          Events of Default. As soon as possible and in any event within 5 days after the occurrence of each Event of Default (as defined herein) for which Borrower obtains knowledge thereof, a statement of the President and/or Chief Financial Officer of Borrower setting forth the details of such Event of Default and the action which Borrower proposes to take with respect thereto.

(b)          Borrower's Monthly A/R. As soon as available and in any event within 30 days after the end of each month, a current aging analysis of Borrower's accounts receivable.

(c)          Borrower's Quarterly. As soon as available and in any event within 30 days after the end of each fiscal quarter, a current financial statement of Borrower, as of the end of such period, which financial statement shall contain a balance sheet and income statement.

(d)          Consolidated. Quarterly F/S. As soon as available and in any event within 30 days after the end of each fiscal quarter, consolidated a current financial statement of FSP, to include Borrower, FSSC, and FSW, as of the end of such period, which financial statement shall contain a balance sheet and income statement.

(e)          Consolidated Annual F/S. As soon as available and in any event by April 15th of each year, a consolidated and consolidating audited current financial statement of FSP, to include Borrower, FSSC, and FSW, as of the end of the prior fiscal year, which financial statement shall contain a balance sheet and income statement.

(f)          Guarantor's Information. As soon as available and in any event within 60 days after the anniversary of the prior statement delivered to Lender, a current financial statement of each Guarantor as of the end of such period, which financial statement shall contain a balance sheet, a cash flow statement, and a statement of contingent liabilities.

(g)          Consolidated Tax Returns. As soon as available and in any event within 45days of the filing thereof, a copy of the tax return filed by FSP (to include Borrower, FSSC, and FSW), with the Internal Revenue Service and in the event of an extension, verification of the extension filing.

(h)          Tax Returns. As soon as available and in any event within 45 days of the filing thereof, a copy of the tax return filed by each Guarantor with the Internal Revenue Service and in the event of an extension, verification of the extension filing.

(i)          Governmental Action. Promptly after the commencement thereof, and upon request for each Guarantor, notice of all actions, suits, and proceedings before any court or any governmental department, commission, or board affecting Borrower or any of its properties.

(i)          Evidence, of Payment of Obligations. Upon demand of Lender, evidence of payment of all assessments, taxes, charges, levies, liens, and claims against Borrower's properties.

(k)          Right to Additional Information. Borrower and each Guarantor shall furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to its, financial condition and business operations as Lender may reasonably request from time to time.

All references to a preceding period shall mean the period ending as of the end of the month, quarter, or fiscal year for which the applicable report is delivered. All references to a period immediately following shall mean the period beginning on the first day of the month, quarter or fiscal year following the end of the period for which the applicable report is delivered. All financial reports furnished to Lender pursuant to the Loan Agreement shall be prepared in such form and such detail as shall be satisfactory to Lender, shall be prepared on the same basis as those prepared in prior years, and shall be duly certified by the reporting party as being true and correct in all material aspects.

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3.          Release and Waiver of Claims. In consideration of (i) the modification of certain provisions of the Loan and Loan Documents, as herein provided, and (ii) the other benefits received by Borrower hereunder, Borrower hereby RELEASES, RELINQUISHES and forever DISCHARGES Lender, as well as its predecessors, successors, assigns, agents, officers, directors, employees and representatives, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which Borrower may have against Lender and its predecessors, successors, assigns, agents, officers, directors, employees, and representatives arising out of or with respect to (a) any right or power to bring any claim against Lender for usury or to pursue any cause of action against Lender based on any claim of usury, and (b) any and all transactions relating to the Loan or Loan Documents, occurring prior to the date hereof, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of Lender, and its predecessors, successors, assigns, agents, officers, directors, employees, and representatives, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mention distress, tortuous interference with contractual relations, tortuous interference corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander, or conspiracy, but in each case only to the extent permitted by applicable law.

4.          Reaffirmation of Representations and Warranties. Borrower represents and warrants that (a) the representations and warranties contained in the Loan Agreement are true and correct in all material respects as of the date of this Fifth Amendment, (b) no condition, act or event which could constitute an Event of Default under the Loan Agreement exists, and (c) no condition, event, act or omission has occurred, which, with the giving of notice or passage of time, would constitute an Event of Default under the Loan Agreement.

5.          Ratification of Loan Agreement. In all other respects, the Loan Agreement, as amended by this Fifth Amendment, is ratified and confirmed. All other terms and provisions of the Loan Agreement shall remain in full force and effect as originally executed or amended. In the event there is a conflict between the terms and provisions of this Fifth Amendment and the Loan Agreement as originally executed and/or amended, the terms and provisions of this Fifth Amendment shall control.

6.          Miscellaneous. This Fifth Amendment (a) shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; (b) may be modified or amended only by a writing signed by each party hereto; (c) may be executed by facsimile signatures and in several or separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement; and (d) embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings in relating to the subject matter hereof. The headings in this Fifth Amendment shall be accorded no significance in interpreting this instrument.

7.          Final Agreement. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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EXECUTED effective for all purposes as of the date first above written.

BORROWER:

FIRST STREET HOSPITAL, L.P., a Texas limited partnership

By:	FIRST SURGICAL PARTNERS, L.L.C.,
a Texas limited liability company,
its General Partner

	By:	/s/ Tony Rotondo
Tony Rotondo, Member

	By:	/s/ Jacob Varon, M.D.
Jacob Varon, M.D., Member

LENDER

THE BANK OF RIVER OAKS

	Name:	/s/ Mark Troth
	Title:	President

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